Exhibit 10.1
FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 22nd day of July, 2008, by and between Silicon Valley Bank (“Bank”) and ENDOLOGIX, INC., a Delaware corporation (“Borrower”) whose address is 11 Studebaker, Irvine, CA 92618.
Recitals
     A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of February 21, 2007 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
     B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
     C. Borrower has requested that Bank amend the Loan Agreement to (i) extend additional credit, (ii) extend the maturity date, (iii) revise the financial covenants, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.
     D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
     2. Amendments to Loan Agreement.
          2.1 Section 2.1.4 (Term Advances) New Section 2.1.4 is hereby added as follows:
          “2.1.4 Term Advances.
               (a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, a “Term Advance” and, collectively, “Term Advances”) not exceeding the Term Line. Each Term Advance shall be in an amount not less than One Million Dollars ($1,000,000), except for the final Term Advance which shall have no minimum. After repayment, no Term Advance may be reborrowed.
               (b) Repayment. Term Advances outstanding on the last day of the Draw Period are payable in (i) thirty six (36) consecutive equal monthly installments of principal plus (ii) monthly payments of accrued interest, beginning on April 30, 2009 and continuing on the last day of each month thereafter through the Term Maturity Date.”
          2.2 Section 2.3 (Interest Rates). Section 2.3(a) is amended and restated in its entirety as follows:
               “(a) Interest Rates.

                    (i) Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one half of one percentage point (0.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.
                    (ii) Term Advances. Subject to Section 2.3(b), the principal amount outstanding under the Term Line shall accrue interest at a per annum rate equal to one percentage point (1.00%) above the Prime Rate which interest shall be payable monthly in accordance with Section 2.3(f) below.”
          2.3 Section 6.7 (Financial Covenants). Section 6.7 is amended and restated in its entirety as follows:
               “6.7 Financial Covenants.
                    Borrower shall maintain, at all times to be tested, as of the last day of each month, unless otherwise noted:
                    (a) Liquidity Ratio. A ratio of (i) Cash at Bank (excluding any restricted cash) plus availability under the Revolving Line to (ii) all amounts owing from Borrower to Bank under the Term Line of at least 1.50 to 1.00.
                    (b) Tangible Net Worth. A Tangible Net Worth of at least Thirteen Million Dollars ($13,000,000), which amount shall be increased by fifty percent (50%) of issuances of equity (other than issuances under Borrower’s equity compensation plans) or Subordinated Debt received after July 22, 2008 in the month following such issuance and by fifty percent (50%) of Net Income in the first month following the calendar quarter which Net Income is earned.”
          2.4 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are added or amended in their entirety and replaced with the following:
               “Credit Extension” is any Advance, FX Forward Contract, amount utilized for Cash Management Services, Term Advance or any other extension of credit by Bank for Borrower’s benefit.
               “Draw Period” is the period of time from July 22, 2008 through the earlier to occur of (a) March 31, 2009, or (b) an Event of Default.
               “Revolving Maturity Date” means July 22, 2010.
               “Term Advance” is defined in Section 2.1.4(a).
               “Term Line” is an Term Advance or Term Advances in an aggregate amount of up to Three Million Dollars ($3,000,000).
               “Term Maturity Date” is March 31, 2012.
          2.5 Exhibit D is hereby replaced with Exhibit D attached hereto.
     3. Limitation of Amendments.
          3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise

2

prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
          3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
          4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
          4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
          4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
          4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
          4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
          4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of borrowing resolutions for Borrower and (c) Borrower’s payment of a loan fee in the amount equal to Fifteen Thousand Dollars ($15,000) with respect to the Term Line and loan fee in an amount equal to Seventeen Thousand Seven Hundred Eight Dollars ($17,708) with respect to the Revolving Line.
[Signature page follows.]

3

     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK			BORROWER

Silicon Valley Bank			Endologix, Inc.

By:	/s/ Victor Le		By:	/s/ ROBERT J. KRIST

	Name:	Victor Le		Name:	ROBERT J. KRIST
	Title:	Relationship Manager		Title:	Chief Financial Officer

BORROWING RESOLUTIONS

Silicon Valley Bank
CORPORATE BORROWING CERTIFICATE

Borrower: Endologix, Inc.	Date: July 22, 2008
Bank: Silicon Valley Bank
I hereby certify as follows, as of the date set forth above:
A. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.
B. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.
C. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.
D. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.
Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Authorized
to Add or Remove
Name	Title	Signature	Signatories

JOHN McDERMOTT	CEO	/s/ JOHN McDERMOTT	☑

BOB KRIST	CFO & Secretary	/s/ BOB KRIST	☑

☐

☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.
Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).
Execute Loan Documents. Execute any loan documents Bank requires.
Grant Security. Grant Bank a security interest in any of Borrower’s assets.
Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.
Letters of Credit. Apply for letters of credit from Bank.
Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.
Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.
     Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.
E. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:	/s/ ROBERT J. KRIST
	Name:	ROBERT J. KRIST
	Title:	CFO & SECRETARY

     *** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.
     I, the Chief Executive of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
     [print title]

By:	/s/ JOHN McDERMOTT
	Name:	JOHN McDERMOTT
	Title:	CEO